Exhibit 10.3c

CONFIDENTIAL

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into by and among Timothy P. Johnson (“Johnson”), a resident of Minnesota, HMN Financial, Inc., a Delaware corporation (the “Company”), and Home Federal Savings Bank, a federally chartered savings bank (the “Bank”) and a wholly owned subsidiary of the Company.

BACKGROUND

A.                                   Johnson was employed by the Company and/or the Bank since 1992.  Johnson has served as a director and as the Chief Financial Officer for the Company and as a director and as the Chief Financial Officer for the Bank since November 1, 2000.

B.                                     Johnson was employed under the terms of an Employment Agreement effective as of January 1, 2002 (the “Employment Agreement”), is party to Incentive Stock Option Agreements dated as of June 21, 1995 and April 16, 2002 (the “Option Agreements”), owns one share preferred stock of Home Federal REIT, Inc., a Delaware corporation and indirect subsidiary of the Bank (“REIT”), and also was eligible to participate in other plans and programs of the Company and other plans and programs of the Bank.

C.                                     Johnson has announced his intent to resign as an employee, officer and director of the Company and of the Bank effective as of March 31, 2003 (the “Separation Date”).

D.                                    The parties are concluding Johnson’s employment relationship amicably, but mutually recognize Johnson’s employment relationship may give rise to potential claims or liabilities.

E.                                      The Company and the Bank expressly deny that they may be liable to Johnson on any basis or that they have engaged in any unlawful or improper conduct toward Johnson or treated Johnson unfairly.

F.                                      The parties desire to resolve all issues now in dispute between Johnson and the Company and the Bank and have agreed to a full settlement of such issues.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Releases referred to below, the parties, intending to be legally bound, agree as follows:

AGREEMENTS

1.                                      Releases.

a.                                       Release by Johnson.  On or within 21 days after the Separation Date, Johnson shall execute a Release in the form attached to this Agreement as Exhibit A (the “Johnson Release”).  This Agreement will not be interpreted or construed to limit the Johnson Release in any manner.

b.                                       Release by the Company.  On or within 21 days after the Separation Date, the Company will execute a Release in the form attached to this Agreement as Exhibit B (the “Company Release”).  This Agreement will not be interpreted or construed to limit the Company Release in any manner.

2.                                      Resignations.  By executing this Agreement, Johnson confirms his resignation of all positions held by Johnson as an employee, officer, or director of the Company, of the Bank, and of any direct or indirect affiliate of the Company or the Bank.  All such resignations are effective as of the Separation Date.  The Company and the Bank each confirm their acceptance of Johnson’s resignations, respectively.  At the same time he signs this Agreement, Johnson will also sign eight copies of a letter affirming his resignations, for inclusion in the corporate records of the Company, the Bank and their affiliates, in the form attached to this Agreement as Exhibit C.

3.                                      Duties Through Separation Date; Use of Vacation Time.

a.                                       Duties.  From the date of this Agreement through the Separation Date Johnson shall continue to serve as Chief Financial Officer of the Company and of the Bank, and will perform duties associated with such positions.  The Company and the Bank acknowledge Johnson’s intent to use accrued vacation time for the period from March 7, 2003 through the Separation Date, and authorize Johnson taking such vacation time; provided, however that Johnson will make himself available to the Company and the Bank during such vacation time as necessary to fulfill his duties as Chief Financial Officer.  The Company and the Bank will make a good faith effort not to unduly interrupt Johnson’s vacation and to limit its requests for assistance during his vacation to once per week.

b.                                       Vacation.  Following the Separation Date, the Bank shall pay Johnson a lump sum for his remaining accrued and unused vacation time.  If Johnson uses vacation time for each business day from the date of this Agreement through the Separation Date, the lump sum will be $6,730.77, less all legally required and authorized withholdings, based upon an anticipated unused vacation accrual balance of 112 hours.  If Johnson does not use vacation time for each day from the date of this Agreement through the Separation Date, his accrued vacation will be adjusted upward in accordance with the regular policies and practices of the Bank.

4.                                      Severance Payments.  The Bank will make the severance payments set forth in subparagraphs 4.a, 4.b, and 4.c below to Johnson or on his behalf in lieu of any further payments or compensation that he would otherwise be entitled to receive under the Employment Agreement, any incentive program or plan, or as an employee, officer or director of the Company or of the Bank.  The Bank will make such payments only if (i) Johnson has not revoked this Agreement or the Release within the revocation period set forth in paragraph 23 below (the “Revocation Period”), (ii) the Bank has received written confirmation from Johnson, in the form attached to this Agreement as Exhibit D, dated not earlier than the day after the expiration of the Revocation Period, that Johnson has not revoked and will not revoke this Agreement or the Johnson Release, and (iii) Johnson has not breached his obligations pursuant to this Agreement or the Johnson Release.

a.                                       Severance Pay.  The Bank shall pay Johnson as severance pay $10,937.50, less all legally required and authorized withholding, payable in a lump sum on the later of (i) the Bank’s first regularly scheduled payroll date after the Separation Date or (ii) two business days after the expiration of the Revocation Period.

b.                                       Income Maintenance.  Subject to the limitations set forth below, the Bank shall pay Johnson income maintenance of up to fifteen (15) months of Johnson’s base salary as of the Separation Date, less all legally required and authorized withholdings, in equal installments over the period from the Separation Date through and including June 30, 2004.  This income maintenance will be payable pursuant to the Bank’s regular payroll practices and schedule, commencing on the first payroll date after the Separation Date; provided, however, that no income maintenance shall be paid until after expiration of the

Revocation Period. The Bank shall deduct from any income maintenance payable under this subparagraph 4.b any amount earned as net income by Johnson as a result of self-employment or as gross income as a result of employment with any other employer, other than income resulting from Johnson’s foster care duties, during the period from April 1, 2003 to June 30, 2004.

c.                                       Health Insurance Premiums.  If Johnson elects to continue his group health insurance under the terms of paragraph 5 below, the Bank shall pay a portion of the premiums required to maintain such COBRA coverage, at the same level of coverage that was in effect on the Separation Date, to the same extent as if Johnson were an employee of the Bank (the “Employer’s Share”). Payment of the Employer’s Share of the premiums under this paragraph will be provided for insurance coverage until the earliest of the following dates:  (i) June 30, 2004; (ii) the date on which Johnson becomes eligible for comparable group health insurance coverage from any other employer, or (iii) the date that COBRA continuation coverage ends under the applicable plan or laws.  Johnson shall promptly notify the Bank if he becomes eligible for group health insurance coverage from any other employer.  If Johnson elects to continue his group health insurance under the terms of paragraph 5 below, Johnson shall pay any portion of the premiums required to maintain such coverage that exceeds the Employer’s Share (“Johnson’s Share”).  Johnson’s Share is currently $140.  The Bank shall deduct Johnson’s Share from any income maintenance payable under paragraph 4.b of this Agreement.  Where the full amount of Johnson’s Share exceeds any income maintenance payable under paragraph 4.b, Johnson shall pay the balance of Johnson’s Share when due.

d.                                       Disclosure.  For each month from April 1, 2003 through June 30, 2004, Johnson shall promptly and fully disclose to the Bank in writing (i) the nature and amount of any earned net income from self-employment and any gross income from employment with any other employer during any such month (or, if no such income has been earned during any such month, a statement to that effect), and (ii) whether he has become eligible for group health insurance coverage from any other employer.  Each monthly statement shall be provided by Johnson to the Bank’s Human Resources Director no later than the tenth day of the month following the calendar month to which the statement relates, with the first statement due May 10, 2003.  At the Bank’s request, Johnson will provide the Bank with documentation of such earnings, including without limitation form W-2s, form 1099s, tax returns, wage statements, or similar documentation.  Johnson shall repay any amounts to the Bank that should have been so mitigated or reduced but for Johnson’s delay, failure, or unwillingness to make such disclosures.

5.                                      Health Insurance Continuation.  Johnson will have the right to continue his group health insurance coverage after the Separation Date under such terms as are made available to similarly-situated former employees of the Bank, pursuant to the terms and conditions of the applicable plan and laws regarding continuation coverage.  Except as provided in paragraph 4.c of this Agreement, such continuation coverage will be at Johnson’s expense.

6.                                      Stock Options; Other Equity.

a.                                       Company Options.  Johnson agrees and acknowledges that the options listed in this paragraph below are his only options to purchase shares of the Company’s

Common Stock and that such options are exercisable only to the extent reflected in the “Amount Exercisable” column below.  Johnson further agrees and acknowledges that all of his options to purchase the Company’s Common Stock will lapse and cease to be outstanding on June 30, 2003, unless previously exercised in accordance with the terms of the applicable option agreement and plan.

Plan	Date of Grant	Exercise Price		Number of Shares		Amount Exercisable

1995	6/21/1995	$9.21	*	34,231	*	29,639	*
2001	4/16/2002	$16.13		16,447		0

* All figures in the above chart reflect the Company’s three-for-two stock split of 1998.

b.                                       REIT Equity.  Within five (5) days after the Separation Date, Johnson and the Bank will execute a Stock Repurchase Agreement in the form attached to this Agreement as Exhibit E (the “Stock Repurchase Agreement”).  Johnson will be entitled to receive any dividends declared through the Separation Date with respect to the share currently owned by Johnson, to the same extent as other preferred shareholders of REIT.  Johnson acknowledges and agrees that he does not have any other equity or ownership interests in the Company, the Bank, or any of their direct or indirect affiliates, except as specifically set forth in this Agreement.

7.                                      Retirement Plans.  To the extent that Johnson is currently a participant in any retirement, pension, or profit sharing plans of the Company and/or the Bank (including without limitation the employee stock ownership plan in which Johnson is currently a participant), Johnson will be entitled to begin drawing his benefits at the times and under the terms and conditions set forth in any such plan.

8.                                      Confidential Information.

a.                                       General Standard.  Except as permitted in writing by the Company’s Board of Directors, Johnson shall not at any time divulge, furnish, disclose, make accessible or use any confidential, proprietary, or secret knowledge or information of the Company or the Bank that Johnson acquired during the term of his employment as an employee, officer, or director of the Company or the Bank, whether developed by himself or by others, concerning any business strategies, marketing plans or customer lists of the Company or the Bank or any other confidential or proprietary information or secret aspects of the business of the Company or the Bank.  Johnson acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and the Bank and represents a substantial investment of time and expense by the Company and the Bank, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or the Bank would be wrongful and would cause irreparable harm to the Company and the Bank.  The foregoing obligations of confidentiality shall not apply to information that (i) is or becomes generally available to the public in the form in which it was obtained from the Company or the Bank, other than as a direct or indirect result of the breach of this Agreement by Johnson (ii) was independently made available to Johnson in good faith by a third party who has not violated a confidential relationship with the Company or the Bank, or (iii) is required to be disclosed by legal process.

b.                                       Equitable Relief.  Johnson agrees that the restrictions and agreements contained in this paragraph 8 are reasonable and necessary to protect the legitimate interests of the Company and the Bank and that any violation of this paragraph 8 will cause substantial and irreparable harm to the Company and the Bank that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief will be available for any violation of this paragraph 8.

9.                                      Future Cooperation.  At the reasonable request of the Company or the Bank and upon reasonable notice, Johnson will, from time to time and without further consideration, timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by Johnson in his capacity as an officer or director of the Company or the Bank) as may be necessary or appropriate to formalize and complete the applicable corporate records; provided, however, that nothing in this paragraph 9 will require Johnson to take any action that he reasonably believes to be unlawful or unethical or to make any inaccurate statement of actual facts or to attest to matters outside his personal knowledge.  In addition, at the reasonable request of the Company or the Bank and upon reasonable notice during the period Johnson is receiving income maintenance pursuant to subparagraph 4.b, without further consideration, Johnson will respond to inquiries and discuss with the Company or the Bank matters related to his responsibilities while he was employed by the Company and the Bank, provided, however, that the Bank will compensate Johnson at the rate of $100 per hour for agreed-upon time spent in excess of five hours.

10.                               Press Release.  Johnson understands and agrees that the Company and the Bank will issue a press release announcing his departure.  Johnson gives his approval and consent for the issuance of a press release in the form attached to this Agreement as Exhibit F and agrees that the press release contains no information about him that is untrue or defamatory or that will tend to harm his reputation in any way.

11.                               Future References.  Following the Revocation Period, the Company and the Bank shall provide to Johnson a reference letter in the form attached to this Agreement as Exhibit G.  Additional originals of the reference letter will be provided by the Bank upon the reasonable request of Johnson.  It is Johnson’s responsibility to direct or cause to be directed all future requests for references concerning him to the Human Resources Director of the Bank, who will respond to such requests by confirming the dates of Johnson’s employment, identifying the positions held, describing his duties and responsibilities, and, at his request, confirming his base salary.  In addition, at the reasonable request of Johnson to the Human Resources Director of the Bank, the Bank will send a letter in response to reference requests substantially in the form attached to this Agreement as Exhibit G and signed by the President of the Bank.

12.                               Records, Documents, and Property.  On or before the date he signs this Agreement, Johnson will deliver to the Bank any and all Company or Bank records and any and all Company or Bank property in his possession or under his control, including without limitation, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, data, tables, or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company or the Bank and all copies thereof, and keys, access cards, access codes, source codes, passwords, credit cards, personal computers, telephones, and other electronic equipment belonging to the Company or the Bank.

13.                               Non-disparagement.  Johnson will not malign, defame, or disparage the reputation, character, image, products, or services of the Company or the Bank, or the reputation or character of the directors, officers, employees, or agents of the Company or the Bank.  The Bank will not authorize or permit any statements to be made on behalf of the Bank that malign, defame, or disparage the reputation, character, or image of Johnson.

14.                               Johnson’s Representation.  Johnson represents that, during the entire period that he was an employee, officer or director of the Company or the Bank or any of their affiliates, he acted in good faith, had no reasonable cause to believe that his conduct was unlawful, and reasonably believed that his conduct was in the best interests of the Company and the Bank and their affiliates.

15.                               Claims Involving the Company or the Bank.  Johnson will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company or the Bank; any affiliates or divisions of the Company or the Bank; or any directors, officers, employees, or agents of the Company or the Bank or any of their affiliates.  Nor will Johnson voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Company or the Bank, any affiliates or divisions of the Company or the Bank, or any directors, officers, employees, or agents of the Company or the Bank or any of their affiliates.  However, this paragraph will not be interpreted or construed to prevent Johnson from giving testimony in response to questions asked pursuant to a legally enforceable subpoena, deposition notice, or other legal process, during any legal proceedings or arbitrations involving the Company or the Bank, any affiliates or divisions of the Company or the Bank, or any directors, officers, employees, or agents of the Company or the Bank or any of their affiliates.

16.                               Full Compensation.  Johnson understands that the payments made and other consideration provided by the Company and the Bank under this Agreement will fully compensate Johnson for and extinguish any and all of the potential claims Johnson is releasing in the Johnson Release, including without limitation, his claims for attorneys’ fees and costs and any and all claims for any type of legal or equitable relief.

17.                               No Admission of Wrongdoing.  Johnson understands that this Agreement does not constitute an admission that the Company or the Bank have violated any local ordinance, state or federal statute, or principle of common law, or that the Company or the Bank have engaged in any unlawful or improper conduct toward Johnson.  Johnson will not characterize this Agreement or the payment of any money or other consideration in accordance with this Agreement as an admission that the Company or the Bank have engaged in any unlawful or improper conduct toward him or treated him unfairly.

18.                               Authority.  Johnson represents and warrants that he has the authority to enter into this Agreement and the Johnson Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the Johnson Release have been assigned to any person or entity not a party to this Agreement and the Johnson Release.

19.                               Legal Representation.  Johnson acknowledges that he has been advised by the Company and the Bank to consult with his own attorney before executing this Agreement and the Johnson Release, that he has had a full opportunity to consider this Agreement and the Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the Johnson Release, or the settlement of his potential claims against the Company or the Bank, and that he has not relied upon any statements or representations made by the Company or the Bank or their respective attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the Johnson Release, the Company Release, the Option Agreements, the Stock Repurchase Agreement, and any qualified employee benefit plans sponsored by the Bank in which Johnson is a participant.

20.                               Assignment.  The Company and the Bank may, without the consent of Johnson, each assign its or their rights and obligations under this Agreement (1) to an affiliate of either or both of them or (2) to any corporation or other person or business entity to which the Company or the Bank or both of them may sell or transfer all or substantially all of its or their assets.  After any such assignment by the Company and/or the Bank, the assignor or assignors shall be discharged from all further liability under this Agreement.  Johnson may not assign his rights or obligations under this Agreement without prior and  express written consent from the Company and the Bank.

21.                               Entire Agreement.  This Agreement, the Johnson Release, the Company Release, the Option Agreements, the Stock Repurchase Agreement, and any qualified employee benefit plans sponsored by the Bank in which Johnson is a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement, the Johnson Release, the Company Release, the Option Agreements, the Stock Repurchase Agreement, or any qualified employee benefit plans sponsored by the Bank in which Johnson is a participant are intended by either party to be legally binding.  All other agreements and understandings between the parties, including but not limited to the Employment Agreement, are hereby cancelled, terminated, and superseded.

22.                               Period to Consider the Release and the Agreement.  Johnson understands that he has 21 days after the Separation Date to consider whether to sign this Agreement and the Johnson Release.  If Johnson signs this Agreement and the Johnson Release before the end of the 21-day period, it will be his voluntary decision to do so because he has decided he does not need any additional time to decide whether to sign this Agreement and the Johnson Release.

23.                               Right to Rescind or Revoke.  Johnson understands that he has the right to rescind or revoke this Agreement and the Johnson Release for any reason within fifteen (15) calendar days after he signs them.  Johnson understands that this Agreement will not become effective or enforceable unless and until he has not revoked this Agreement or the Johnson Release and the Revocation Period has expired.  Johnson understands that if he wishes to revoke, the revocation must be in writing and hand-delivered or mailed to Home Federal Savings Bank.  If hand-delivered, the revocation must be (a) addressed to Jeanne Parker, Human Resources Director,  Home Federal Savings Bank, 1016 Civic Center Dr. NW, Rochester, MN 55901 and (b) delivered to Ms. Parker within the fifteen-day period.  If mailed, the revocation must be (a) postmarked within the fifteen-day period; and

(b) addressed to Jeanne Parker, Human Resources Director,  Home Federal Savings Bank, 1016 Civic Center Dr. NW, Rochester, MN 55901.

24.                               Headings.  The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

25.                               Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

26.                               Governing Law.  This Agreement, the Johnson Release, and the Company Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement, the Johnson Release, or the Company Release will be governed by, the laws of the State of Minnesota.

27.                               Conflict Resolution

a.  Mediation.  Except for actions for injunctive relief authorized by paragraph 8.b of this Agreement, if any dispute arises regarding the interpretation, construction, application or alleged breach of this Agreement, the dispute shall be submitted first to non-binding mediation by a third-party mediator mutually agreed upon by the parties within fifteen (15) days of the date on which a party provides written notice to the other party that it or he desires to submit the dispute to mediation pursuant to this paragraph 27.  The mediator shall be experienced in conducting mediations, gathering facts and evidence from the parties and dealing with the subject matter of the dispute.  The mediation shall be conducted in

Minneapolis, Minnesota, and all fees and expenses of the mediator shall be shared equally between Johnson and the Company or the Bank.

b.  Arbitration.  If any party or parties is dissatisfied with the result of any mediation conducted pursuant to paragraph 27.a of this Agreement, the dispute shall be submitted to final and binding arbitration in Minneapolis, Minnesota.  The arbitrator shall be selected and the arbitration shall be conducted pursuant to the then most recent Employment Dispute Resolution Rules of the American Arbitration Association.  The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award.  All fees and expenses of the arbitrator shall be shared equally between Johnson and the Company or the Bank.  The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws, rules and regulations insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or violations of applicable laws, but shall not have jurisdiction or authority to award punitive damages or alter in any way the provisions of this Agreement.  The arbitrator shall have the authority to award attorney’s fees and costs to the prevailing party.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date stated below.

Dated: March 17, 2003	/s/ Timothy P. Johnson
Timothy P. Johnson

Dated: March 17, 2003	HMN FINANCIAL, INC.

	BY:	/s/ Michael McNeil
Michael McNeil
Its President

Dated: March 17, 2003	HOME FEDERAL SAVINGS BANK

	BY:	/s/ Michael McNeil
Michael McNeil
Its President

EXHIBIT A

RELEASE BY TIMOTHY P. JOHNSON

Definitions.  I intend all words used in this Release to have their plain meanings in ordinary English.  Specific terms that I use in this Release have the following meanings:

A.                                   I, me, and my include both me (Timothy P. Johnson) and anyone who has or obtains any legal rights or claims through me.

B.                                     HMN means HMN Financial, Inc. any company related to HMN Financial, Inc. in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, and divisions), and any successor of HMN Financial, Inc.

C.                                     Home Federal means Home Federal Savings Bank, any company related to Home Federal Savings Bank in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, and divisions), and any successor of Home Federal Savings Bank.

D.                                    Company means HMN and Home Federal; the present and past officers, directors, governors, managers, committees, shareholders, members, and employees of HMN or Home Federal; the present and past fiduciaries of any employee benefit plan sponsored or maintained by HMN or Home Federal (other than multiemployer plans); and anyone who acted on behalf of or on instructions from HMN or Home Federal.

E.                                      Agreement means the Separation Agreement among HMN, Home Federal and me that I executed on March 17, 2003, including all of the documents attached to the Agreement.

F.                                      My Claims mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:

1.                                       all claims arising out of or relating to my employment with HMN, Home Federal,  or the termination of that employment;

2.                                       all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.                                       all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with

Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Minnesota Human Rights Act, the Fair Credit Reporting Act, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.                                       all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.                                       all claims for compensation of any kind, including without limitation, bonuses, commissions, equity-based compensation or stock options, vacation pay, and expense reimbursements;

6.                                       all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.                                       all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that the law does not allow to be waived, any claims I may have for indemnification under the charter documents of the Company or applicable laws, or any claims that may arise after the date on which I sign this Release.

Agreement to Release My Claims.  I will receive consideration from HMN and Home Federal as set forth in the Agreement if I sign and do not revoke this Release as provided below.  I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from HMN or Home Federal if I did not sign this Release or if I revoked this Release.  In exchange for that consideration I give up and release all of My Claims.  I will not make any demands or claims against the Company for compensation or damages relating to My Claims.  The consideration that I am receiving is a fair compromise for the release of My Claims.

Additional Agreements and Understandings.  Even though HMN and Home Federal will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me.  In fact, the Company denies that it is

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responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Advice to Consult with an Attorney.  I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so.  My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release.  I understand that I have 21 days after the last day of my employment with the Company to consider whether I wish to sign this Release.  If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.

My Right to Revoke the Release.  I understand that I may revoke this Release at any time within 15 days after I sign it, not counting the day upon which I sign it.  This Release will not become effective or enforceable unless and until the 15-day revocation period has expired without my revoking it.

Procedure for Accepting or Revoking the Release.  To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Home Federal by hand or by mail within the 21-day period that I have to consider the Release.  To revoke my acceptance of this Release, I must deliver a written, signed statement that I revoke my acceptance to Home Federal by hand or by mail within the 15-day revocation period.  All deliveries must be made to Home Federal at the following address:

Jeanne Parker
Human Resources Director
Home Federal Savings Bank
1016 Civic Center Dr. NW
Rochester, MN 55901

If I choose to deliver the revocation of my acceptance by mail, it must be postmarked within the period stated above and properly addressed to Home Federal at the address stated above.

Interpretation of the Release.  This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company.  If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations.  I am legally able and entitled to receive the consideration being provided  to me in settlement of My Claims.  I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with HMN or Home Federal.  No child support orders, garnishment orders, or other orders

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requiring that money owed to me by HMN or Home Federal be paid to any other person are now in effect.

I have read this Release carefully.  I understand all of its terms.  In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement and the Company Release.  I am voluntarily releasing My Claims against the Company.  I intend this Release to be legally binding.

Dated: March 17, 2003	/s/ Timothy P. Johnson
Timothy P. Johnson

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EXHIBIT B

RELEASE BY

HMN FINANCIAL, INC.

Definitions.  All words used in this Release have their plain meanings in ordinary English.  Specific terms used in this Release have the following meanings:

A.                                   HMN means HMN Financial, Inc., any company related to HMN Financial, Inc. in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, and divisions), and any successors of HMN Financial, Inc.

B.                                     Johnson means Timothy P. Johnson and anyone who has or obtains any legal rights or claims through Timothy P. Johnson.

C.                                     Agreement means the Separation Agreement between HMN, Home Federal Savings Bank, and Johnson that HMN executed on March 17, 2003, including all of the documents attached to the Agreement.

D.                                    HMN’s Claims mean all of HMN’s rights that HMN now has to any relief of any kind from Johnson, including without limitation:

1.                                       all claims arising out of or that relate to Johnson’s employment with HMN or the termination of that employment;

2.                                       all claims arising out of or that relate to the statements, actions, or omissions of Johnson;

3.                                       all claims for breach of contract; breach of implied contract; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; or breach of any other contract or agreement of any kind between Johnson and HMN;

4.                                       all claims for damages of any kind, attorneys’ fees, costs, disbursements, and interest.

However, HMN’s Claims do not include any claims that may arise after the date on which HMN signs this Release, any claims under the Agreement, or any claims based on alleged intentional misconduct or intentional wrongdoing by Johnson.

Agreement to Release HMN’s Claims.  HMN will receive consideration from Johnson as set forth in the Agreement if Johnson does not rescind or revoke the Release signed by him.  In exchange for that consideration HMN gives up all of HMN’s Claims.  HMN will not make any  demands or claims against Johnson for compensation or damages relating to HMN’s Claims.  The consideration that HMN is receiving is a fair compromise for the release of HMN’s Claims.

Additional Agreements and Understandings.  Even though Johnson will provide consideration for HMN to settle and release HMN’s Claims, Johnson does not admit that he is responsible or legally obligated to HMN.  In fact, Johnson denies that he is responsible or legally obligated to HMN for HMN’s Claims or that he engaged in any unlawful or improper conduct toward HMN.

Johnson’s Right to Revoke the Release Executed by Him.  This Release will not become effective or enforceable unless and until the revocation period set forth in the Release signed by Johnson has expired and Johnson has not revoked the Release signed by him.

HMN’s Representations.  HMN through its undersigned officer has read this Release carefully and understands all of its terms.  HMN has had the opportunity to consult with its own attorney prior to signing this Release.  In signing this Release, HMN has not relied on any statements or explanations made by Johnson except as specifically set forth in the Agreement and the Release signed by Johnson.  HMN is voluntarily releasing HMN’s Claims against Johnson.

The undersigned officer of HMN has the authority to legally bind HMN by the agreements that HMN is making in this Release and represents that there is nothing to prevent HMN from being legally bound by the agreements that HMN is making in this Release.

Dated:March 17, 2003	HMN FINANCIAL, INC.

	BY:	/s/ Michael McNeil
Michael McNeil
Its President

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